UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2007

Penn Octane Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg. D Palm Desert, California	92211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 772-9080

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 5, 2007, Penn Octane Corporation (“Penn Octane”) entered into a consulting agreement (the “Consulting Agreement”) with JBR Capital Resources, Inc. (“JBR Capital”) regarding consulting services to be rendered by JBR Capital to Penn Octane and to Rio Vista Energy Partners L.P. (“Rio Vista”). JBR Capital is controlled by Jerome B. Richter (“Richter”). Richter is a stockholder of Penn Octane, a unitholder of Rio Vista and a unitholder of Rio Vista GP LLC, the general partner of Rio Vista. The provisions of the Consulting Agreement are effective as of November 15, 2006 (the “Effective Date”). Richter previously furnished consulting services to Penn Octane pursuant to an agreement that expired on November 14, 2006.

Pursuant to the Consulting Agreement, JBR Capital has agreed to assist Penn Octane and Rio Vista with the potential acquisition and disposition of assets and with other transactions involving Penn Octane or Rio Vista. In exchange for these services, Penn Octane has agreed to pay JBR Capital a fee based on approved services rendered by JBR Capital plus a fee based on the net proceeds to Penn Octane resulting from a sale of assets to a third party introduced to Penn Octane by JBR Capital. Pursuant to a related letter agreement, JBR Capital has agreed that Penn Octane will apply 50% of the amount of any fees payable to JBR Capital under the Consulting Agreement against amounts owed by Richter to Penn Octane pursuant to his promissory note dated April 11, 2000. The term of the Consulting Agreement is 6 months following the Effective Date. The Consulting Agreement renews for additional 6-month terms unless terminated by either party at least 30 days before the end of each term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Acting Chief Executive Officer, Acting President, Vice President,
Chief Financial Officer, Treasurer and Assistant Secretary
(Principal Executive, Financial and Accounting Officer)

Date: March 9, 2007

3